EXHIBIT 99.1

Gateway Financial Holdings Reports 2nd Quarter 2007 Net Income of $2.0 Million, Up $1.2 Million Over 2006

 * The Bank of Richmond Acquisition Completed
 * Total Assets Exceed $1.7 Billion, Up 64.7% From June 30, 2006
 * Loans Exceed $1.3 Billion, Up 58.9% From June 30, 2006
 * Deposits Exceed $1.4 Billion, Up 68.7% From June 30, 2006
 * Non-interest Income Equals 26% of Total Revenue in the 2007
   Second Quarter

VIRGINIA BEACH, Va., July 26, 2007 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., reported net income for the second quarter of 2007 of $2.0 million compared with $864,000 for the prior year second quarter, an increase of $1.2 million. The results of operations for both the second quarter and first half of 2007 include those of The Bank of Richmond from the date of the acquisition. Earnings performance was driven by exceptional revenue growth from a 58.9% increase in loans over the past 12 months resulting from the Company's expanding network of financial centers and the recently completed acquisition of The Bank of Richmond, and increased revenues from Gateway's non-banking activities. Effective June 1, Gateway Bank & Trust Co. completed its acquisition of The Bank of Richmond, through which Gateway acquired $197.3 million of assets, including $167.4 million of loans and $177.6 million of deposits. Diluted earnings per share were $0.17 for the second quarter of 2007 compared with $0.08 for the second quarter of the prior year. Per share results reflect the issuance of approximately 1.85 million shares and the assumption of approximately 375,000 stock options on June 1, 2007 for the acquisition of The Bank of Richmond, which was the primary reason for the increase in the weighted average diluted shares from 11,131,691 shares for the second quarter of 2006 to 11,950,358 shares for the second quarter of 2007, an increase of 7.4%. The second quarter results in both years were negatively affected by a loss on the market value and net cash settlement on its economic hedge of $948,000 and $1.2 million in 2007 and 2006, respectively. The loss from the economic hedge has been reported as a component of non-interest income in accordance with GAAP. Diluted earnings per share, excluding the loss on the market value and net cash settlement on the economic hedge of $592,000 in the second quarter of 2007, and $749,000 in the second quarter of 2006 (net of income taxes using a 37.5% blended rate), were $0.22 and $0.14 per share, respectively, an increase of 57.1%. Due to the volatility and lack of earnings comparability caused by the economic hedge, management believes presentation of an adjusted, non-GAAP, diluted earnings per share provides useful information to investors.

For the first six months of 2007, the Company reported net income of $4.5 million, up $3.4 million, from the $1.09 million reported for the year-earlier six-month period. Diluted earnings per share were $0.39 for the 2007 six-month period compared with $0.10 last year. Year-to-date per share results also reflect the stock issuance for The Bank of Richmond acquisition, which was the primary reason for the increase in average diluted shares outstanding for the first six months of 2007 of 4.4%, from 11,124,709 shares for the first six months of 2006 to 11,619,485 for the current six-month period. These results were also negatively affected by a market value loss and net cash settlement of $759,000 and $3.01 million for the first six-months in 2007 and 2006, respectively. Diluted earnings per share, excluding the loss on the market value and net cash settlement on economic hedge of $474,000 in the first six months of 2007, and $1.9 million in the first six months of 2006 (net of income taxes using a 37.5% blended rate), were $0.43 and $0.27 per share, respectively, an increase of 59.3%. Due to the volatility and lack of earnings comparability caused by the economic hedge, management believes presentation of an adjusted, non-GAAP, diluted earnings per share provides useful information to investors.

Commenting on these results, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, stated, "We are very pleased to report another quarter of outstanding earnings, coupled with exceptional growth, while maintaining the same impeccable asset quality that is a hallmark of Gateway's performance. We are extremely excited to have completed our acquisition of The Bank of Richmond as we continue to execute our strategy of attracting the best bankers, entering markets with superior growth potential, and strategically expanding our franchise. As a result of this strategic growth, and expansion of our non-banking activities, we have grown our revenues 39.8% over the past 12 months, while controlling non-interest expenses, which grew only 21.7% year-over-year. We are achieving the economies on our bottom line that we envisioned from the significant expansion we have undertaken over the past few years. The accounting for the economic hedge has resulted in volatile earnings from quarter to quarter but it has not obscured the enormous progress we have made this year."

ROAA was 0.55% for the second quarter and 0.68% for the first six months of 2007 compared with 0.37% and 0.22% for the second quarter and six-month period of the prior year, respectively. ROAA, excluding the net economic hedge losses of $592,000 in the second quarter and $474,000 for the first six months of 2007 (net of income taxes using a 37.5% blended rate), was 0.72% and 0.75%, respectively, as compared with 0.63% and 0.61% for the second quarter and six-month periods of 2006, respectively, excluding the loss on the market value and net cash settlement on economic hedge of $749,000 in the second quarter of 2006, and $1.9 million for the prior year six-month period (net of income taxes using a 37.5% blended rate). ROAE, excluding the impact of the aforementioned economic hedge, was 9.02% and 8.78%, for the second quarter and first six months of 2007, respectively, as compared with 6.29% and 5.86% for the same periods of 2006. Due to the volatility and lack of earnings comparability caused by the economic hedge, management believes presentation of an adjusted, non-GAAP, ROAA and ROAE provides useful information to investors.

Revenues and Net Interest Margin

Total revenue, defined as net interest income and non-interest income, was $14.8 million for the second quarter of 2007, an increase of 39.8% above the $10.6 million reported for the second quarter of 2006. Net interest income for the second quarter of 2007 was $11.7 million, a $2.4 million or 25.7% increase over the $9.3 million reported for the second quarter of 2006. The increase is attributable to a 41.8% increase in average earning assets to $1.3 billion for the 2007 period from $947 million for the 2006 period. This increase was driven by a 44.7% increase in average loans to $1.2 billion for the 2007 second quarter from $823 million for the 2006 second quarter.

Total revenue (excluding the loss and net cash settlement on economic hedge of $759,000) was $30.3 million for the first six months of 2007, an increase of $7.4 million or 32.4% from the $22.9 million reported for the first six months of 2006. Due to the volatility and lack of earnings comparability caused by the economic hedge, management believes presentation of an adjusted, non-GAAP, total revenue provides useful information to investors. Net interest income was $21.7 million for the first six months of 2007, a $4.2 million or 24.0% increase over the $17.5 million reported for the first six-month period of 2006. The increase is attributable to a 37.7% increase in average earning assets, driven by the $336 million or 43.6% increase in average loans to $1.1 billion for the 2007 six month period from $771 million for the 2006 six month period.

The increase in net interest income resulting from the increased volume was partially offset by a decrease in net interest margin of 44 basis points year-over-year to 3.50%. The margin compression resulted from the impact of higher interest rates on Gateway's cost of funds, exacerbated by the flat to inverted yield curve environment. Short-term rates have remained high and US Treasury rates have increased during the second quarter, resulting in increased pricing on some deposit products and higher re-pricing of maturing deposits; as well as having to replace callable Federal Home Loan Bank advances at higher rates during the second quarter of 2007. During this time period variable rate loans have not re-priced since June 29, 2006, when the Federal Reserve Board last increased short term rates. Additionally, competition has increased for the origination of high quality loans, resulting in more aggressive pricing during the first half of this year. On a linked quarter basis, the net interest margin decreased by 12 basis points.

Non-interest income for the second quarter of 2007 was $3.1 million, an increase of $1.8 million or 140% above the prior year second quarter. Excluding the effect of the aforementioned gain and loss and net cash settlement on the economic hedge for both quarters, proforma non-interest income increased $1.6 million or 63% year-over-year to $4.1 million in the second quarter of 2007 from $2.5 million in the prior year second quarter. Non-interest income was $7.8 million for the first six months of 2007, an increase of $5.5 million or 236% above the prior year six-month period. Excluding the effect of the aforementioned gain and loss and net cash settlement on the economic hedge for both six-month periods, proforma non-interest income increased $3.2 million or 60.1% year-over-year to $8.5 million for the first six months of 2007 from $5.3 million for the 2006 six month period. Due to the volatility and lack of comparability caused by the economic hedge, management believes presentation of an adjusted, non-GAAP, non-interest income provides useful information to investors. The increase was primarily related to Gateway's non-banking activities. Revenue from Gateway's insurance operations increased $808,000 or 114% to $1.5 million for the quarter, and $1.4 million or 95.7% to $2.8 million for the first six months of 2007. This increase resulted from internal growth from cross-selling customers and building our customer base in our markets as our franchise has expanded, and higher performance bonuses received in the first quarter of 2007 related to 2006; as well as the two acquisitions of Virginia agencies in the fourth quarter of 2006, and the title insurance company during the first quarter of 2007. Gateway Financial Mortgage commenced operations during the second quarter of 2006. As a result of having a full quarter and six months of operations in 2007, revenue from the mortgage operation increased $453,000 or 162% for the quarter to $733,000, and $1.2 million or 268% for the first six months of 2007 to $1.7 million. Additionally, Gateway had $108,000 higher income from BOLI during the second quarter of 2007, and $200,000 higher income for the first six months of 2007 as compared with the same periods of 2006 primarily as a result of $7 million of additional BOLI purchased during the third quarter of 2006.

Gateway has continuously sought to introduce new products and services in order to better service its customers as well as enhance the overall diversification of its revenue and decrease the reliance on spread income. As a result of this effort, non-interest income as a percentage of total revenues (defined as net interest income plus non-interest income) was 26% for the first six months of 2007 as compared with 12% for the same 2006 period. For the second quarter of 2007, non-interest income comprised 21% of total revenues as compared with 12% for the second quarter of 2006. Excluding the impact of the loss and net cash settlement on the economic hedge, non-interest income as a percent of total revenue was 28% for the six months ended June 30, 2007, up from 23% reported in the corresponding period in 2006. For the quarter ended June 30, 2007 non-interest income was 26% of total revenues compared with 21% reported for the same period in 2006. Due to the volatility and lack of comparability caused by the economic hedge, management believes presentation of an adjusted, non-GAAP, non-interest income as a percent of total revenues provides useful information to investors.

Non-Interest Expenses

Non-interest expense for the second quarter of 2007 was $10.4 million, up $1.9 million, or 21.7% from the $8.6 million reported in the prior year second quarter; and was $19.9 million for the first six months of 2007, up $3.5 million or 21.6% from the $16.4 million reported for the same period in 2006. These increased expenses reflect Gateway's significant infrastructure expansion throughout 2006, increased FDIC insurance charges, and The Bank of Richmond acquisition which added $330,000 in non-interest expenses during the quarter. Salaries and benefits increased 35.3% or $1.5 million to $5.7 million during the second quarter of 2007, and occupancy and equipment costs rose 17% or $292,000 to $2.0 million for the 2007 second quarter, almost all of which was related to expansion activities and The Bank of Richmond acquisition. FTE's have increased from 299 at the end of the second quarter of 2006 to 422 at the end of the second quarter of 2007, including 50 related to The Bank of Richmond. Data processing costs remained flat as compared with the prior year, reflecting a re-negotiation of data processing contracts which offset much of the cost of increased volume associated with the franchise expansion. Other expenses increased slightly ($72,000 or 3.3%) in the second quarter of 2007 as compared with the second quarter of last year. The increase was related to approximately $150,000 in higher FDIC insurance premiums (the FDIC increased its insurance premiums significantly effective the beginning of 2007), offset by lower promotional, professional and consulting expenses. This decrease was primarily the result of the discontinuation of the Haberfeld High Performance checking account program at the end of 2006.

Gateway's efficiency ratio was 70.26% for the second quarter of 2007, down from the 79.99% for the second quarter of 2006. However, the efficiency ratio was negatively affected in both quarters by the loss and net cash settlement on the economic hedge which is reported as a reduction of non-interest income. Excluding the impact of the loss and net cash settlement on the economic hedge of $948,000 and $1.2 million for the second quarter of 2007 and 2006, respectively, the efficiency ratio would have been 66.04% for the second quarter of 2007, as compared with 71.87% for the second quarter of 2006. Due to the volatility and lack of comparability caused by the economic hedge, management believes presentation of an adjusted, non-GAAP, proforma efficiency ratio provides useful information to investors. As a percentage of average assets, non-interest expense has dropped from 3.35% in the second quarter of 2006 to 2.86% for the second quarter of 2007.

For the first six months of 2007, salaries and benefits increased $3.0 million or 38.4% to $11 million and occupancy and equipment expenses increased $560,000 or 17.2% to $3.8 million reflecting the franchise expansion and the acquisition of The Bank of Richmond. For the first six months of 2007, other expenses decreased by $86,000 as compared with the first six months of 2006, primarily related to the lower promotional, professional and consulting expenses which in the aggregate were $900,000 (of which $452,000 was related to Haberfeld) lower than the prior year. These lower expenses have been offset by $200,000 higher insurance expenses, $205,000 higher franchise tax costs, and higher amortization and other miscellaneous expenses.

Loan and Asset Growth

At June 30, 2007, total assets were $1.75 billion, an increase of $687 million, or 64.7%, above the $1.06 billion reported twelve months ago reflecting growth in the franchise as well as the acquisition of The Bank of Richmond. This increase was primarily related to loans which increased $502 million, or 58.9%, to $1.35 billion. For the quarter, loans grew $270.5 million or 25%. Of this increase, $167.4 million was related to loans acquired upon the acquisition of The Bank of Richmond.

Commenting on this growth, Mr. Berry emphasized, "Our results are reflective of the continued vibrancy of the markets we serve, the knowledge, expertise and performance of our lenders who serve them, and the strategic investments we have made in building a solid regional footprint. The Bank of Richmond acquisition adds to this significant market experience, and has provided Gateway with a meaningful presence in the demographically attractive Richmond market. These key elements are fundamental to our strategy, as we continue to gain market share from major national competitors. Our loan growth over the past 12 months is wide-spread over this geographic footprint. The local economies in these market areas continue to experience robust growth. Examples would include the population growth in the Raleigh-Cary MSA, Virginia Beach MSA and Wilmington MSA are projected to be 17.6%, 5.3% and 15.7%, respectively, over the next five years."(Source: ESRI)

Construction loans represented 31.1% of this growth over the last 12 months, up $156.1 million to $319 million at June 30, 2007, and commercial real estate loans grew $240.4 million or 47.9% of the growth since the second quarter of last year to $550 million at June 30, 2007. Additionally, commercial and industrial loans increased by $124.9 million to $238.5 million, representing 24.9% of the growth over the past year. At June 30, 2007, commercial loans (CRE, construction and C&I) totaled $1.1 billion, or 81.9% of the loan portfolio.

Mr. Berry continued, "Although we have a higher concentration of construction and real estate loans, our Chief Credit and Risk Officers have over 30 years of experience of underwriting loans of this type in the markets we serve, giving us a high comfort level with our real estate loan concentration. We continually monitor risk within the construction and commercial real estate loan portfolio by analyzing its portfolio concentration characteristics, such as exposures within the different loan types, the amount of speculative loans, and the amount of owner-occupied loans compared to non-owner occupied loans. Additionally, we have insurance to cover LTV exceptions on lot loans which reduces our risk."

Asset Quality

Asset quality remains outstanding. Non-performing loans declined to $874,000 at June 30, 2007 from $1.6 million at March 31, 2007. Non-performing loans equaled 0.06% of loans at June 30, 2007, declining from 0.14% of loans at March 31, 2007. Other real estate and repossessed assets equaled $350,000 at June 30, 2007. For the quarter, net loan charges-offs were $321,000 or 0.11% of average loans, down from $416,000 or 0.16% of average loans in 2007 first quarter. At June 30, 2007, the allowance for loan losses was $13.3 million, or .99% of total loans (excluding loans held for sale), up from $10.2 million or 0.95% of total loans at March 31, 2007.

Mr. Berry added, "Asset quality remains a top priority at Gateway. In addition to operating in markets with robust economies, as part of our strategic planning process, we seek out prime locations and identify and hire outstanding bankers and lenders. They are experienced in each market they serve, and astute and highly skilled business people, whose client base has proven to be exceptionally loyal. I have said many times -- we will compete on interest rates on loans, but we will not sacrifice credit quality; and our asset quality numbers support this strategy. I would like to also reiterate that we have essentially no sub-prime or Alt-A mortgage loans. Our asset quality remains outstanding, both for a bank over $1 billion in assets and relative to our peer group."

Deposit Growth and Borrowings

Deposits rose $574.8 million, or 68.7%, over the past twelve months to $1.41 billion. For the quarter, deposits increased $436.1 million or 44.7%, of which $177.6 million were deposits acquired upon the acquisition of The Bank of Richmond. Core deposits (including retail CDs) were up $291.4 million (48.1%) to $897.4 million, and jumbo CDs were up $116.4 million (71.7%) over the past 12 months to $278.6 million at June 30, 2007. Of these increases, $123 million of core deposits and $54.6 million of jumbo CDs were acquired upon the acquisition of The Bank of Richmond. Brokered deposits, primarily used to fund loan growth in the loan production offices and the Raleigh private banking center, grew $159.4 million over the past 12 months to $235.3 million at June 30, 2007. Loans from the loan production offices aggregated $134.2 million at June 30, 2007, an increase of $79.3 over the past 12 months; and loans from the Raleigh private banking center were $172.7 million at June 30, 2007, an increase of $114.3 million since June 30 of the prior year. With the opening of the second financial center in Raleigh at the end of June, and the planned opening of the first financial center in Wilmington in the fourth quarter, it should reduce the reliance on brokered CDs to fund loans in these areas. Core deposits comprised 63.6% of total deposits at June 30, 2007, jumbo CDs were 19.7%, and brokered CDs were 16.7%. Borrowings, including junior subordinated debentures, totaled $175.6 million at June 30, 2007, up $58.2 million from twelve months ago. The Company issued an additional $25 million of junior subordinated debentures (trust preferred securities) during the second quarter which was used to fund the cash portion of The Bank of Richmond acquisition. The remaining increase in borrowings was used to supplement deposits to fund loan growth and acquire investment securities over the past 12 months.

Stockholders' Equity

Stockholders' equity at June 30, 2007 totaled $139.6 million, an increase of $37.3 million, or 36.5%, from June 30, 2006. The increase was primarily related to the issuance of approximately 1.85 million shares of common stock to former Bank of Richmond shareholders as the common stock portion of the consideration. At June 30, 2007, Gateway had 12,819,581 shares outstanding; stockholders' equity equaled 7.98% of total assets, and the total risk-based capital ratio was 10.79%, in excess of the "well-capitalized" regulatory threshold.

Mr. Berry concluded, "We are pleased with our overall performance this quarter and the earnings we generated. Despite the negative effect of an inverted yield curve and margin compression, that are wide spread issues common to all financial institutions, we were still able to substantially increase our earnings during the second quarter over those of the prior year. We were especially pleased to have completed The Bank of Richmond acquisition, and are already seeing positive results as pre-tax operating earnings approximated $300,000 from their financial centers in June. With our expenses stabilizing, our revenues continuing to grow, and our maturing financial centers becoming increasingly profitable, we look forward to the second half of 2007 and 2008. Mr. Berry continued, "As we move into the second half of the year, we plan to open a full service financial center in Wilmington and an additional financial center in Raleigh to add to the one we opened at the end of June. Gateway's strategy continues to focus both on profit growth and franchise growth, as we continue to expand at an impressive rate, while maintaining exceptional asset quality and improving profitability."

Web Cast and Conference Call Information

Gateway's executive management team will host a conference call and simultaneous web cast on Thursday, July 26 at 10:00 AM Eastern Time to discuss the quarterly results. The web cast can be accessed live on the Company's website, www.gwfh.com, on the Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on the Company's website for one month.

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a regional community bank with thirty-one full-service financial centers -- nineteen in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Suffolk, Norfolk and Emporia; and twelve in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh (2), and a private banking center in Raleigh. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Financial Mortgage, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com.

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward- looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

 Gateway Financial Holdings, Inc. and Subsidiary
 Second Quarter 2007 Financial Information

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                   CONSOLIDATED FINANCIAL HIGHLIGHTS

                                    Quarterly
                2nd Qtr    1st Qtr   4th Qtr    3rd Qtr     2nd Qtr
                 2007       2007       2006       2006       2006
              ---------- ---------- ---------- ---------- ----------
                   (Dollars in thousands except per share data)

 EARNINGS

  Net interest
   income     $   11,709     10,039      9,971      9,493      9,312
  Provision
   for loan
   losses     $    1,350      1,200        800        600        800
  Non Interest
   income     $    3,117      4,649      2,545      4,416      1,296
  Gain (loss)
   and net
   cash
   settlements
   on economic
   hedge            (948)       189       (502)     1,601     (1,198)
  Loss on
   disposition
   of premises
   and
   equipment          --         --       (292)       --         --
  Proforma
   non-
   interest
   income (2)      4,065      4,460      3,339      2,815      2,494
  Non Interest
   expense    $   10,417      9,526      9,557      9,018      8,559
  Pre-tax
   income     $    3,059      3,962      2,159      4,291      1,249
  Net income  $    2,019      2,514      1,403      2,778        864
  Basic
   earnings
   per
   share (1)  $     0.17       0.23       0.13       0.26       0.08
  Diluted
   earnings
   per
   share (1)  $     0.17       0.22       0.13       0.25       0.08
  Proforma
   diluted
   earnings
   per share
   (1) (3)    $     0.22       0.21       0.17       0.16       0.14
  Weighted
   avg. basic
   shares
   outstanding
   (1)        11,608,656 10,990,371 10,889,605 10,805,652 10,789,189
  Weighted
   average
   diluted
   shares
   (1)        11,950,358 11,263,502 11,157,077 11,097,299 11,131,691

  PERFORMANCE
   RATIOS

  Return on
   average
   assets           0.55%      0.83%      0.48%      1.03%      0.37%
  Proforma
   return on
   average
   assets (3)       0.72%      0.79%      0.66%      0.66%      0.63%
  Return on
   average
   common
   equity           6.97%      9.21%      5.20%     10.57%      3.41%
  Proforma
   return on
   average
   common
   equity (3)       9.02%      8.78%      7.03%      6.77%      6.29%
  Net interest
   margin
   (fully tax-
   equivalent)      3.50%      3.62%      3.77%      3.84%      3.94%
  Non-interest
   income to
   total revenue   21.02%     31.65%     20.33%     31.75%     12.22%
  Proforma
   non-
   interest
   income to
   total
   revenue (2)     25.77%     30.76%     25.09%     22.87%     21.12%
  Non-interest
   expense to
   average
   assets           2.86%      3.14%      3.30%      3.38%      3.35%
  Efficiency
   ratio           70.26%     66.26%     73.94%     64.20%     79.99%
  Proforma
   efficiency
   ratio (2)       66.04%     67.15%     71.15%     72.56%     71.87%
  Full-time
   equivalent
   employees         422        345        327        310        299

  CAPITAL

  Period-end
   equity to
   assets           7.98%      8.41%      9.05%      9.43%      9.62%
   Tier 1
    leverage
    capital
    ratio           9.80%     11.40%     11.38%     12.02%     12.30%
   Tier 1
    risk-based
    capital
    ratio           9.35%     11.11%     12.11%     13.05%     13.58%
   Total
    risk-based
    capital
    ratio          10.79%     11.98%     12.99%     13.94%     14.46%
   Book value
    per share
    (1)       $    10.89      10.10       9.99       9.80       9.45
   Cash
    dividend
    per share
    (1)       $     0.08       0.05       0.05       0.05       0.03

  ASSET QUALITY

  Gross loan
   charge-
   offs       $      329        426         95         58         86
  Net loan
   charge-
   offs       $      321        416         89         53         76
  Net loan
   charge-
   offs to
   average
   loans
   (annualized)     0.11%      0.16%      0.04%      0.02%      0.04%
  Allowance
   for loan
   losses     $   13,340     10,189      9,405      8,694      8,147
  Allowance
   for loan
   losses to
   total loans      0.99%      0.95%      0.95%      0.97%      0.96%
  Nonperforming
   loans      $      874      1,554      3,269        420        138
  NPL to
   total loans      0.06%      0.14%      0.33%      0.05%      0.02%
  Other real
   estate and
   repossessed
   assets     $      350          0          0          0          0

  END OF PERIOD
   BALANCES

  Loans
   (before
   allowance) $1,354,160  1,083,638    994,592    896,080    852,381
  Total
   earning
   assets
   (before
   allowance) $1,585,126  1,216,893  1,103,363  1,031,613    972,579
  Total
   assets     $1,749,091  1,322,613  1,207,477  1,125,144  1,062,241
  Deposits    $1,411,309    975,222    923,725    834,093    836,528
  Stockholders'
   equity     $  139,554    111,466    109,640    106,058    102,239

  AVERAGE BALANCES

  Loans
   (before
   allowance) $1,190,439  1,022,556    936,642    860,038    822,938
  Total
   earning
   assets
   (before
   allowance) $1,342,961  1,125,833  1,049,235    980,105    947,402
  Total
   assets     $1,461,595  1,231,223  1,148,128  1,066,917  1,022,762
  Deposits
   (Excludes
   non-int.
   DDA)       $1,000,075    823,785    753,959    729,485    703,226
  Stockholder's
   equity     $  116,165    110,655    107,124    104,227    102,820

                                            Year to Date
                                    6 Mos.              6 Mos.
                                     2007                2006
                                 -----------         -----------
                          (Dollars in thousands except per share data)

 EARNINGS

 Net interest income             $    21,748              17,534
 Provision for loan losses       $     2,550               2,000
 Non Interest income             $     7,766               2,309
 Gain (loss) and net cash
  settlements on economic
  hedge                                 (759)             (3,017)
 Loss on disposition of
  premises and equipment                  --                  --
 Proforma non-interest
  income (2)                           8,525               5,326
 Non Interest expense            $    19,943              16,399
 Pre-tax income                  $     7,021               1,444
 Net income                      $     4,533               1,088
 Basic earnings per
  share  (1)                     $      0.40                0.10
 Diluted earnings per
  share (1)                      $      0.39                0.10
 Proforma diluted earnings
  per share (1) (3)              $      0.43                0.27
 Weighted avg. basic
  shares outstanding (1)          11,301,222          10,775,739
 Weighted average diluted
  shares (1)                      11,619,485          11,124,709

 PERFORMANCE RATIOS

 Return on average assets               0.68%               0.22%
 Proforma return on
  average assets (3)                    0.75%               0.61%
 Return on average
  common equity                         7.95%               2.15%
 Proforma return on
  average common equity (3)             8.78%               5.86%
 Net interest margin
  (fully tax-equivalent)                3.55%               3.94%
 Non-interest income to
  total revenue                        26.31%              11.64%
 Proforma non-interest
  income to total
  revenue (2)                          28.16%              23.30%
 Non-interest expense
  to average assets                     2.98%               3.38%
 Efficiency ratio                      67.95%              85.46%
 Proforma efficiency
  ratio (2)                            66.24%              73.85%
 Full-time equivalent
  employees                              422                 299

 CAPITAL

 Period-end equity to
  assets                                7.98%               9.62%
  Tier 1 leverage
   capital ratio                        9.80%              12.30%
  Tier 1 risk-based
   capital ratio                        9.35%              13.58%
  Total risk-based
   capital ratio                       10.79%              14.46%
  Book value per
   share (1)                     $     10.89                9.45
  Cash dividend per
   share (1)                     $      0.13                0.06

 ASSET QUALITY

 Gross loan charge-offs          $       755                 152
 Net loan charge-offs            $       737                 136
 Net loan charge-offs to
  average loans (annualized)            0.13%               0.02%
 Allowance for loan losses       $    13,340               8,147
 Allowance for loan losses
  to total loans                        0.99%               0.96%
 Nonperforming loans             $       874                 138
 NPL to total loans                     0.06%               0.02%
 Other real estate and
  repossessed assets             $       350                   0

 END OF PERIOD BALANCES

 Loans (before allowance)        $ 1,354,160             852,381
 Total earning assets
  (before allowance)             $ 1,585,126             972,579
 Total assets                    $ 1,749,091           1,062,241
 Deposits                        $ 1,411,309             836,528
 Stockholders' equity            $   139,554             102,239

 AVERAGE BALANCES

 Loans (before allowance)        $ 1,107,156             771,077
 Total earning assets
  (before allowance)             $ 1,235,672             897,304
 Total assets                    $ 1,350,941             979,102
 Deposits (Excludes
  non-int. DDA)                  $   915,155             658,871
 Stockholder's equity            $   115,025             102,260

 (1) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a 10% stock dividend distributed on May 15, 2006 and
     June 20, 2005.

 (2) Proforma non-interest income and proforma efficiency ratio are non-GAAP measures that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and equipment, that management believes provides more comparable, useful information to investors.

 (3) Proforma diluted earnings per share, ROAA, and ROAE are non-GAAP measures that excludes the gain (loss) and net cash settlements on economic hedge and loss on disposition of premises and
     equipment, net of income taxes using a 37.5% blended rate, that management believes provides more comparable, useful information to investors.

 Gateway Financial Holdings, Inc. and Subsidiary
 Second Quarter 2007 Financial Information

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                        THREE MONTHS ENDED
                                June 30, 2007        June 30, 2006
                                 ------------         ------------
                                   Unaudited           Unaudited

                                    (Amounts in (000), except
                                     share and per share data)
 INTEREST INCOME
   Loans, including fees         $     24,114        $     16,603
   Trading account
    securities                            349                  --
   Investment securities
             - taxable                  1,123               1,200
             - tax-exempt                 116                  61
   Interest-earning bank
    deposits                              138                  35
   Other interest and
    dividends                             207                 132
                                 ------------        ------------
      Total interest
       income                          26,047              18,031

 INTEREST EXPENSE

    Money market, NOW
     and savings                        2,610               1,943
   Time deposits                        8,846               5,020
   Short term debt                        543                 875
   Long-term debt                       2,339                 881
                                 ------------        ------------
      Total interest
       expense                         14,338               8,719
                                 ------------        ------------

      Net interest income              11,709               9,312

   Provision for loan
    losses                              1,350                 800
                                 ------------        ------------

      Net interest income
       after provision
       for loan losses                 10,359               8,512

 NON INTEREST INCOME

   Service charges on
    accounts                              998                 848
   Mortgage operations                    733                 280
   Insurance operations                 1,518                 710
   Brokerage operations                   196                 217
   Loss and net cash
    settlements on
    economic hedge                       (948)             (1,198)
   Loss from trading
    securities                            (21)                  0
   Other income                           641                 439
                                 ------------        ------------
      Total non interest
       income                           3,117               1,296

 NON INTEREST EXPENSE

   Salaries and benefits                5,726               4,232
   Occupancy and
    equipment                           2,007               1,715
   Data processing fees                   426                 426
   Other expense                        2,258               2,186
                                 ------------        ------------
      Total non interest
       expense                         10,417               8,559
                                 ------------        ------------

      Income before
       income taxes                     3,059               1,249

   Income taxes                         1,040                 385
                                 ------------        ------------

      Net income                 $      2,019        $        864
                                 ------------        ------------

   Basic earnings per
    share(1)                     $       0.17        $       0.08

   Diluted earnings per
    share (1)                    $       0.17        $       0.08

   Weighted avg. basic
    shares outstanding (1)         11,608,656          10,789,189

   Weighted average
    diluted shares (1)             11,950,358          11,131,691

 (1) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a 10% stock dividend distributed on May 15, 2006.

 Gateway Financial Holdings, Inc. and Subsidiary
 Second Quarter 2007 Financial Information

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                         SIX MONTHS ENDED
                                June 30, 2007        June 30, 2006
                                 ------------         ------------
                                   Unaudited           Unaudited

                                    (Amounts in (000), except
                                     share and per share data)
 INTEREST INCOME

   Loans, including fees         $    44,498          $    30,333
   Trading account
    securities                           861                   --
   Investment securities
             - taxable                 1,519                2,426
             - tax-exempt                186                  123
   Interest-earning bank
    deposits                             172                   73
   Other interest and
    dividends                            391                  280
                                  -----------          -----------
      Total interest
       income                         47,627               33,235

 INTEREST EXPENSE

    Money market, NOW
     and savings                       4,866                3,340
   Time deposits                      15,720                9,077
   Short term debt                       818                1,478
   Long-term debt                      4,475                1,806
                                  -----------          -----------
      Total interest
       expense                        25,879               15,701
                                  -----------          -----------

      Net interest income             21,748               17,534

   Provision for loan
    losses                             2,550                2,000
                                  -----------          -----------

      Net interest income
       after provision for
       loan losses                    19,198               15,534

 NON INTEREST INCOME

   Service charges on
     accounts                          1,875                1,563
   Mortgage operations                 1,665                  452
   Insurance operations                2,839                1,451
   Brokerage operations                  462                  328
   Gain on sales of
    securities                           163                  653
   Loss and net cash
    settlements on
    economic hedge                      (759)              (3,017)
   Gain from trading
    securities                           259                    -
   Other income                        1,262                  879
                                  -----------          -----------
      Total non interest
       income                          7,766                2,309

 NON INTEREST EXPENSE

   Salaries and benefits              10,985                7,940
   Occupancy and equipment             3,817                3,257
   Data processing fees                  879                  854
   Other expense                       4,262                4,348
                                  -----------          -----------
      Total non interest
       expense                        19,943               16,399
                                  -----------          -----------

      Income before
       income taxes                    7,021                1,444

   Income tax expense                  2,488                  356
                                  -----------          -----------

      Net income                 $     4,533          $     1,088
                                  -----------          -----------

   Basic earnings
    per share(1)                 $      0.40          $      0.10

   Diluted earnings
    per share (1)                $      0.39          $      0.10

   Weighted avg. basic
    shares outstanding (1)        11,301,222           10,775,739

   Weighted average
    diluted shares (1)            11,619,485           11,124,709

 (1) All references to share and per share amounts have been adjusted to reflect the effect of an 11-for-10 stock split effective in the form of a 10% stock dividend distributed on May 15, 2006.

 Gateway Financial Holdings, Inc. and Subsidiary
 Second Quarter 2007 Financial Information

            GATEWAY FINANCIAL HOLDINGS, INC. AND SUBSIDIARY
                      CONSOLIDATED BALANCE SHEETS

                                June 30,     Dec. 31,     June 30,
                                 2007          2006*        2006
                               ---------    ---------    ---------
                               Unaudited                 Unaudited
                                 (Dollar amounts in thousands)
 ASSETS

    Cash and due from
     banks                    $   27,632   $   22,077   $   19,822
    Interest-earnings
     deposits in other
     banks                        35,272        4,717        2,751
                               ---------    ---------    ---------
       Total cash and
        cash equivalents          62,904       26,794       22,573

    Trading securities            78,893            -            -
    Securities available
     for sale                    107,417       93,475      109,561
    Federal Home Loan
     Bank stock                    5,700        6,970        4,967
    Federal Reserve
     Bank stock                    3,684        3,609        2,919

    Loans                      1,354,160      994,592      852,381
    Allowance for loan
     losses                      (13,340)      (9,405)      (8,147)
                               ---------    ---------    ---------
       Total loans, net        1,340,820      985,187      844,234

    Premises and
     equipment, net               50,938       38,456       35,948
    Bank owned life
     insurance policies           25,579       25,051       17,515
    Goodwill and
     intangible assets            51,889       12,615       10,101
    Accrued interest
     receivable                   10,894        8,742        7,262
    Other assets                  10,373        6,578        7,161
                               ---------    ---------    ---------

       Total assets           $1,749,091   $1,207,477   $1,062,241
                               ---------    ---------    ---------

 LIABILITIES AND
  STOCKHOLDERS' EQUITY

    Deposits:
       Non-interest-bearing   $  139,158   $  108,007   $  104,695
       Interest-bearing        1,272,151      815,718      731,833
                               ---------    ---------    ---------
          Total deposits       1,411,309      923,725      836,528

    Short term debt               42,117       14,500       55,000
    Long-term debt               133,513      152,429       62,429
    Accrued expenses and
     other liabilities            22,598        7,183        6,045
                               ---------    ---------    ---------
          Total
           liabilities         1,609,537    1,097,837      960,002

 STOCKHOLDERS' EQUITY

    Common stock                 130,959      101,669       99,062
    Retained earnings             10,442        8,708        5,613
    Accumulated other
     comprehensive loss           (1,847)        (737)      (2,436)
                               ---------    ---------    ---------
       Total stockholders'
        equity                   139,554      109,640      102,239

       Total liabilities
        and stockholders'
        equity                $1,749,091   $1,207,477   $1,062,241
                               ---------    ---------    ---------

 * Derived from audited financial statements.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Theodore L. Salter, Senior EVP and CFO
          (757) 422-8004